UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) MARCH 1, 2002

NOMATTERWARE, INC.

(Exact name of registrant as specified in its charter)

Nevada 000-33307 77-0426995

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification Number No.)

Suite 500, 2710 17th Avenue S.E., Calgary, Alberta T2A 0P6

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (403) 705-1953

(Former name or former address, if changed since last report)

ITEM 1. Changes in Control of Registrant.

See Item 6 below.

ITEM 2. Acquisition or Disposition of Assets

Not Applicable

ITEM 3. Bankruptcy or Receivership

Not Applicable

ITEM 4. Changes in Registrants' Certifying Amendments

Not Applicable

ITEM 5. Other Event and Regulation FD Disclosure

Not Applicable

ITEMS 1 and 6. Changes in Control of Registrant; Resignation of Registrants' Directors

On February 19, 2002, NoMatterWare, Inc. (the "Corporation") received a letter of resignation from Bradley T. Churchill, resigning as both a member of the Board of Directors and President of NoMatterWare, Inc. Also on February 19, 2002, Mr. William Burns, the Corporation's Chief Operating Officer and remaining member of the Board of Directors, assumed the role of Chief Executive Officer and President. On March 1, 2002, the Board of Directors added Victor Arcuri, Earl Gilbrech and Tom Milne as members to the Board.

Victor G. Arcuri, 54, has been the Manager and a member of the Board of Directors of Arvic Search Services Inc. since April 1982. Arvic Search Services is a private corporation based in Calgary, Alberta that is recognized as one of Canada's leading expert in the specialized field of protection of business names, brand names, trademarks and corporation identities. Mr. Arcuri presently lives in Calgary, Alberta.

Earl Gilbrech, 57, is presently serving on the Board of Directors of American Institutional Investors, Ltd., Belize and American Dredging Ltd. and Belize Life and Health Insurance Company. Mr. Gilbrech has more than 30 years of sale and marketing experience in the financial services industry and real estate development industry. Mr. Gilbrech holds degrees from Arizona State University and completed graduate studies at the University of California, Los Angeles. Mr. Gilbrech presently lives in Scottsdale, Arizona.

Tom Milne, 55, served as an interim Chief Financial Officer of NoMatterWare, Inc. during the first quarter of fiscal year 2000. From April 2000 to the present, Mr. Milne has been the Chief Financial Officer and a member of the Board of Directors of China Broadband Corporation, which is a leading broadband Internet provider in China. Mr. Milne is a member of the Board of Directors of M3 Energy Inc. and Longview Petroleum Limited. Mr. Milne is the Chief Executive Officer of Precise Details, Inc. From September 1997 to October 1998, Mr. Milne served as the Chief Financial Officer of Arakis Energy and from February 1985 to September 1997 he served as the Vice President and Treasurer of NOVA Corporation. Mr. Milne earned a diploma in Business Administration from Mount Royal College in 1967 and a degree in Banking from the Institute of Canadian Bankers in 1977.

ITEM 7. Financial Statements and Exhibits

Not Applicable

ITEM 8. Change in Fiscal Year

Not Applicable

ITEM 9. Regulation FD Disclosure

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: March 8, 2002

NOMATTERWARE, INC.

By: /s/ William H.B. Burns

Name: William H.B. Burns

Title: CEO and President